Exhibit 99

VF Reports Third Quarter 2017 Results; Raises Outlook and Dividend for 2017

  Third quarter revenue from continuing operations increased 5 percent to $3.5 billion (up 4 percent currency neutral);
  Gross margin from continuing operations improved 100 basis points (up 180 basis points currency neutral) to 50.1 percent;
  Outdoor & Action Sports revenue increased 8 percent (up 6 percent currency neutral); Vans® brand revenue increased 28 percent (up 26 percent currency neutral);
  International revenue increased 13 percent (up 10 percent currency neutral), including 18 percent growth in Europe (up 14 percent currency neutral) and 9 percent growth in China;
  Direct-to-consumer revenue increased 18 percent (up 17 percent currency neutral) with digital revenue up 38 percent (up 37 percent currency neutral);
  Reported earnings per share from continuing operations decreased 16 percent (down 12 percent currency neutral) to $0.97 due to a noncash goodwill impairment charge; adjusted earnings per share from continuing operations increased 6 percent (up 10 percent currency neutral) to $1.23;
  2017 revenue now expected to increase about 6 percent on a reported basis (up 5.5 percent on a currency neutral basis) to approximately $12.1 billion;
  2017 reported earnings per share is now expected to be $2.73; adjusted earnings per share from continuing operations is now expected to be $3.01, including an additional $25 million, or $0.05 per share, of incremental investment, up 1 percent on an adjusted basis (up 6 percent currency neutral) compared to 2016 adjusted earnings per share of $2.98; and,
  Quarterly dividend rate increased by 10 percent to $0.46 per share.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 23, 2017--VF Corporation (NYSE: VFC) today reported financial results for its third quarter ended September 30, 2017. All per share amounts are presented on a diluted basis. This release refers to “reported” and “currency neutral” amounts, terms that are described under the heading “Currency Neutral – Excluding the Impact of Foreign Currency.” Unless otherwise noted, “reported” and “currency neutral” amounts are the same. This release also refers to “continuing” and “discontinued” operations amounts, which are concepts described under the heading “Discontinued Operations – Licensing Business and Contemporary Brands.” Unless otherwise noted, results presented are based on continuing operations. This release also refers to “adjusted” amounts, terms that are described under the heading “Adjusted Amounts – Excluding Noncash Impairment Charges and Williamson-Dickie Transaction and Deal Related Expenses.” Unless otherwise noted, “reported” and “adjusted” amounts are the same.

“VF’s third quarter results were strong, fueled by accelerated momentum across the company’s international and direct-to-consumer platforms and our Outdoor and Action Sports and Workwear businesses,” said Steve Rendle, President and Chief Executive Officer. “Based on the strength of our third quarter performance and the stronger growth trajectory we see for the remainder of 2017, we are again increasing our full year outlook and making additional growth-focused investments aimed at accelerating growth and value creation into 2018 and beyond. VF remains committed to returning cash to shareholders as evidenced by the increase in our dividend, which is supported by the strength of our balance sheet and the confidence we have in our strategic growth plan.”

Currency Neutral – Excluding the Impact of Foreign Currency

This release refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. This release also refers to “currency neutral” amounts, which exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. Reconciliations of GAAP measures to currency neutral amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items, and provides management’s view of why this information is useful to investors.

Discontinued Operations – Licensing Business and Contemporary Brands

On April 28, 2017, the company completed the sale of its Licensed Sports Group (LSG) business, including the Majestic® brand. Accordingly, the company has removed the assets and liabilities of LSG at that date and included the operating results of LSG in discontinued operations for all periods presented. In conjunction with the LSG divestiture, VF executed its plan to entirely exit the licensing business and has classified the assets of the JanSport® brand collegiate business as held for sale and included the operating results in discontinued operations for all periods presented.

On August 26, 2016, the company completed the sale of its Contemporary Brands businesses, which included the 7 For All Mankind®, Splendid® and Ella Moss® brands. Accordingly, the company has included the operating results of those businesses in discontinued operations for all periods presented.

The company’s net loss from discontinued operations was less than $1 million in the third quarter of 2017, which includes an adjustment to the estimated loss on the sale of LSG recorded in the first quarter of 2017, and the after-tax operating results of the JanSport® brand collegiate business during the quarter.

Adjusted Amounts – Excluding Noncash Impairment Charges and Williamson-Dickie Transaction and Deal Related Expenses

This release refers to adjusted amounts that exclude a pretax noncash goodwill impairment charge related to the Nautica® brand of $105 million and $5 million of transaction and deal related expenses associated with the acquisition of Williamson-Dickie. Combined, the above charges impacted earnings per share by $0.26. All adjusted amounts referenced herein exclude the effects of these amounts.

Reconciliations of measures calculated in accordance with GAAP to adjusted amounts are presented in the supplemental financial information included with this release, which identifies and quantifies all excluded items.

Income Statement Review

  Revenue increased 5 percent to $3.5 billion (up 4 percent currency neutral), driven by broad-based strength across VF’s international and direct-to-consumer platforms, Outdoor & Action Sports coalition, most notably our Vans® brand and Workwear businesses.
  Gross margin improved 100 basis points to 50.1 percent, as benefits from pricing and a mix shift toward higher margin businesses were partially offset by changes in foreign currency and an increase in product costs. Changes in foreign currency negatively affected reported gross margin by 80 basis points during the quarter.
  Operating income on a reported basis was down 20 percent to $484 million compared to the same period of 2016. On an adjusted basis, operating income was down 2 percent to $593 million. Changes in foreign currency negatively affected the reported and adjusted operating profit decline by 3 percentage points during the quarter. Operating margin on a reported basis decreased 450 basis points to 13.8 percent. On an adjusted basis, third quarter operating margin declined 140 basis points to 16.9 percent. Changes in foreign currency negatively affected reported and adjusted operating margin by 80 basis points during the quarter.
  Earnings per share on a reported basis decreased 16 percent to $0.97 compared to $1.16 during the same period last year. On an adjusted basis, earnings per share increased 6 percent to $1.23. Excluding the impact of changes in foreign currency, third quarter reported and adjusted earnings per share decreased 12 percent and increased 10 percent, respectively.

Balance Sheet Highlights

Inventories were up 1 percent compared with the same period of 2016. As of the end of the third quarter, the company has $4.2 billion remaining under its current share repurchase authorization. In anticipation of the closing of the Williamson-Dickie transaction on October 2, 2017, VF prefunded the purchase price resulting in a significant increase in both cash and short-term borrowings at the end of the third quarter. The company expects to end 2017 with less than $1 billion of short-term borrowings.

2017 Outlook Raised

The following outlook for 2017 has been updated and includes the following:

  Revenue is now expected to increase about 6 percent on a reported basis (up 5.5 percent currency neutral) to approximately $12.1 billion. This compares to the previous expectation of $11.85 billion, a 3.5 percent increase on a reported basis (up 4.5 percent currency neutral). Both estimates include about a $200 million contribution from the previously announced Williamson-Dickie acquisition. By coalition, revenue for Outdoor & Action Sports is now expected to increase approximately 7 percent versus the previous expectation of an approximate 5 percent increase (up 6 percent to 7 percent currency neutral); revenue for Jeanswear is now expected to decline slightly versus the previous expectation of revenue that approximated that of 2016; Imagewear revenue is still expected to increase at a mid-single-digit percentage rate; and, Sportswear is still expected to decline at a high single-digit percentage rate.
  International revenue is now expected to increase approximately 10 percent versus the previous expectation of a low single-digit increase (up high single-digit currency neutral).
  Direct-to-consumer revenue is now expected to increase approximately 13 percent versus the previous expectation of a 10 percent to 11 percent increase. Digital revenue is now expected to increase approximately 30 percent versus the previous estimate of a more than 25 percent increase.
  Gross margin is now expected to approximate 50.0 percent, versus the previous expectation of 49.5 percent, and includes about a 50 basis point negative impact from changes in foreign currency. The Williamson-Dickie acquisition is expected to negatively impact gross margin by about 20 basis points.
  Operating margin on a reported basis is expected to be 12.3 percent; adjusted operating margin is expected to approximate 13.4 percent, versus the previous expectation of 13.7 percent, including about a 50 basis point negative impact from changes in foreign currency. The Williamson-Dickie acquisition is expected to negatively impact adjusted operating margin by about 20 basis points.
  Earnings per share on a reported basis is expected to be $2.73; adjusted earnings per share is now expected to be $3.01 compared to the previous expectation of $2.96. Accordingly, adjusted earnings per share is expected to increase 1 percent (up 6 percent currency neutral), compared to 2016 adjusted earnings per share of $2.98. Relative to the prior outlook, the company’s updated 2017 adjusted earnings per share outlook includes an additional $0.05 per share ($25 million pretax) impact from additional investments to drive accelerated growth into 2018 and beyond. This is in addition to the $0.08 per share ($40 million pre-tax) impact from additional investments announced on July 24, 2017.
  Other full year assumptions include an effective tax rate of approximately 20 percent (down from a tax rate in the low 20 percent range previously) and cash flow from operations is expected to reach approximately $1.5 billion (up from $1.45 billion previously).

Dividend Declared

On October 19, 2017, VF’s Board of Directors declared a quarterly dividend of $0.46 per share, reflecting a 10 percent increase over the previous quarter’s dividend. This dividend will be payable on December 18, 2017, to shareholders of record at the close of business on December 8, 2017.

Webcast Information

VF will host its 2017 third quarter conference call beginning at 8:30 a.m. Eastern Time today. The conference call will be broadcast live via the internet, accessible at ir.vfc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location.

About VF

VF Corporation (NYSE: VFC) outfits consumers around the world with its diverse portfolio of iconic lifestyle brands, including Vans®, The North Face®, Timberland®, Wrangler® and Lee®. Founded in 1899, VF is one of the world’s largest apparel, footwear and accessories companies with socially and environmentally responsible operations spanning numerous geographies, product categories and distribution channels. VF is committed to delivering innovative products to consumers and creating long-term value for its customers and shareholders. For more information, visit www.vfc.com.

Forward-looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” and “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: foreign currency fluctuations; the level of consumer demand for apparel, footwear and accessories; disruption to VF’s distribution system; VF's reliance on a small number of large customers; the financial strength of VF's customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets; VF's response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense competition from online retailers, manufacturing and product innovation; increasing pressure on margins; VF's ability to implement its business strategy; VF's ability to grow its international and direct-to-consumer businesses; VF’s and its customers’ and vendors’ ability to maintain the strength and security of information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF’s ability to accurately forecast demand for products; continuity of members of VF’s management; VF's ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; maintenance by VF’s licensees and distributors of the value of VF’s brands; changes in tax liabilities; legal, regulatory, political and economic risks; and adverse or unexpected weather conditions. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

VF CORPORATION Condensed Consolidated Statements of Income (Unaudited) (In thousands, except per share amounts)

	Three Months Ended September		%	Nine Months Ended September		%
	2017	2016	Change	2017	2016	Change

Net sales	$3,481,202	$3,298,484	6%	$8,370,183	$8,200,228	2%
Royalty income	27,616	29,232	(6%)	79,893	82,371	(3%)
Total revenues	3,508,818	3,327,716	5%	8,450,076	8,282,599	2%

Costs and operating expenses
Cost of goods sold	1,751,748	1,693,071	3%	4,225,444	4,229,018	0%
Selling, general and administrative expenses	1,168,470	1,026,398	14%	3,176,536	2,939,115	8%
Impairment of goodwill	104,651	-	*	104,651	-	*
Total costs and operating expenses	3,024,869	2,719,469	11%	7,506,631	7,168,133	5%

Operating income	483,949	608,247	(20%)	943,445	1,114,466	(15%)

Interest, net	(22,537)	(22,568)	0%	(63,332)	(63,982)	(1%)
Other (expense) income, net	(332)	(1,097)	*	(2,052)	1,696	*

Income from continuing operations before income taxes	461,080	584,582	(21%)	878,061	1,052,180	(17%)

Income taxes	74,316	99,358	(25%)	161,753	188,528	(14%)

Income from continuing operations	386,764	485,224	(20%)	716,308	863,652	(17%)
Income (loss) from discontinued operations, net of tax	(624)	13,265	*	(11,116)	(53,879)	*
Net income	$386,140	$498,489	(23%)	$705,192	$809,773	(13%)

Earnings (loss) per common share - basic (a)
Continuing operations	$0.98	$1.17	(16%)	$1.79	$2.07	(14%)
Discontinued operations	-	0.03	*	(0.03)	(0.13)	*
Total earnings per common share - basic	$0.98	$1.21	(19%)	$1.76	$1.94	(9%)

Earnings (loss) per common share - diluted (a)
Continuing operations	$0.97	$1.16	(16%)	$1.77	$2.04	(13%)
Discontinued operations	-	0.03	*	(0.03)	(0.13)	*
Total earnings per common share - diluted	$0.97	$1.19	(18%)	$1.74	$1.91	(9%)

Weighted average shares outstanding
Basic	393,258	413,461		400,771	417,067
Diluted	397,384	419,240		404,619	423,477

Cash dividends per common share	$0.42	$0.37	14%	$1.26	$1.11	14%

* Calculation not meaningful

Basis of presentation of condensed consolidated financial statements: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended September 2017, December 2016 and September 2016 relate to the 13-week and 39-week fiscal periods ended September 30, 2017, the 52-week fiscal period ended December 31, 2016 and the 13-week and 39-week fiscal periods ended October 1, 2016.

(a) Amounts have been calculated using unrounded numbers.

VF CORPORATION Condensed Consolidated Balance Sheets (Unaudited) (In thousands)

	September	December	September
	2017	2016	2016

ASSETS
Current assets
Cash and equivalents	$1,546,128	$1,227,862	$737,825
Accounts receivable, net	1,851,430	1,161,393	1,736,521
Inventories	1,909,563	1,471,300	1,897,546
Other current assets	319,991	296,698	293,904
Current assets of discontinued operations	315	135,845	153,227
Total current assets	5,627,427	4,293,098	4,819,023

Property, plant and equipment	921,217	926,010	935,015
Intangible assets	1,936,522	1,797,271	1,925,955
Goodwill	1,642,873	1,708,323	1,769,838
Other assets	746,882	929,190	904,742
Other assets of discontinued operations	-	85,395	88,536
Total assets	$10,874,921	$9,739,287	$10,443,109

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term borrowings	$1,985,287	$26,029	$737,660
Current portion of long-term debt	253,831	253,689	3,643
Accounts payable	554,107	642,970	550,427
Accrued liabilities	1,028,170	827,507	860,383
Current liabilities of discontinued operations	-	35,205	25,083
Total current liabilities	3,821,395	1,785,400	2,177,196

Long-term debt	2,144,221	2,039,180	2,347,122
Other liabilities	971,885	977,076	1,049,353
Other liabilities of discontinued operations(a)	-	(3,290)	(3,339)
Total liabilities	6,937,501	4,798,366	5,570,332

Stockholders' equity	3,937,420	4,940,921	4,872,777
Total liabilities and stockholders' equity	$10,874,921	$9,739,287	$10,443,109

(a) This line contains deferred income tax liabilities that reflect VF's consolidated netting by jurisdiction.

VF CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)

	Nine Months Ended September
	2017 (b)	2016 (a), (b)

Operating activities
Net income	$705,192	$809,773
Impairment of goodwill	104,651	-
Depreciation and amortization	207,590	205,491
Other adjustments	(1,010,750)	(968,067)
Cash provided by operating activities	6,683	47,197

Investing activities
Proceeds from sale of businesses, net of cash sold	213,494	115,983
Capital expenditures	(124,393)	(129,947)
Software purchases	(53,451)	(31,843)
Other, net	(10,558)	(4,997)
Cash provided (used) by investing activities	25,092	(50,804)

Financing activities
Net increase in short-term borrowings	1,959,335	287,759
Payments on long-term debt	(2,749)	(12,385)
Payments of debt issuance costs	-	(6,772)
Proceeds from long-term debt	-	951,782
Purchases of treasury stock	(1,200,356)	(1,000,230)
Cash dividends paid	(502,993)	(462,406)
Proceeds from issuance of Common Stock, net of shares withheld for taxes	48,144	40,667
Cash provided (used) by financing activities	301,381	(201,585)

Effect of foreign currency rate changes on cash, cash equivalents and restricted cash	(13,914)	1,018

Net change in cash, cash equivalents and restricted cash	319,242	(204,174)

Cash, cash equivalents and restricted cash - beginning of year (c)	1,231,026	946,396

Cash, cash equivalents and restricted cash - end of period (c)	$1,550,268	$742,222

(a) Reflects the impact of adopting the new accounting guidance on the presentation of restricted cash and restricted cash equivalents as of the beginning of the first quarter of 2017, which resulted in a $3.8 million reclassification of cash flows used by operating activities in the Condensed Consolidated Statement of Cash Flows for the nine months ended September 2016.

(b) The cash flows related to discontinued operations have not been segregated, and are included in the Condensed Consolidated Statements of Cash Flows.

(c) The cash amounts presented above differ from the Condensed Consolidated Balance Sheets due to the adoption of the new accounting guidance discussed in (a) above.

VF CORPORATION Supplemental Financial Information Business Segment Information (Unaudited) (In thousands)

	Three Months Ended September			% Change Currency Neutral (a)	Nine Months Ended September			% Change Currency Neutral (a)
	2017	2016	% Change		2017	2016	% Change

Coalition revenues
Outdoor & Action Sports	$2,502,590	$2,326,436	8%	6%	$5,647,587	$5,378,272	5%	5%
Jeanswear	697,701	701,416	(1%)	(1%)	1,945,950	2,041,186	(5%)	(4%)
Imagewear	138,885	127,992	9%	8%	423,859	404,633	5%	5%
Sportswear	140,272	140,705	0%	0%	352,848	373,977	(6%)	(6%)
Other	29,370	31,167	(6%)	(6%)	79,832	84,531	(6%)	(6%)

Total coalition revenues	$3,508,818	$3,327,716	5%	4%	$8,450,076	$8,282,599	2%	2%

Coalition profit (loss)
Outdoor & Action Sports	$524,489	$491,015	7%	11%	$877,206	$842,378	4%	10%
Jeanswear	121,218	142,427	(15%)	(16%)	323,994	388,564	(17%)	(17%)
Imagewear	22,377	23,981	(7%)	(10%)	72,349	74,497	(3%)	(4%)
Sportswear	17,488	15,080	16%	16%	27,764	26,156	6%	6%
Other	(737)	(341)	(116%)	(116%)	(3,225)	(3,523)	8%	8%

Total coalition profit	684,835	672,162	2%	5%	1,298,088	1,328,072	(2%)	2%

Impairment of goodwill	(104,651)	-	*	*	(104,651)	-	*	*
Corporate and other expenses	(96,567)	(65,012)	49%	48%	(252,044)	(211,910)	19%	19%
Interest, net	(22,537)	(22,568)	0%	0%	(63,332)	(63,982)	(1%)	(1%)

Income from continuing operations before income taxes	$461,080	$584,582	(21%)	(18%)	$878,061	$1,052,180	(17%)	(12%)

(a) Refer to currency neutral definition on the following pages.
* Calculation not meaningful

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Three Months Ended September 2017

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$2,502,590	$(29,266)	$2,473,324
Jeanswear	697,701	(5,469)	692,232
Imagewear	138,885	(191)	138,694
Sportswear	140,272	-	140,272
Other	29,370	-	29,370

Total coalition revenues	$3,508,818	$(34,926)	$3,473,892

Coalition profit (loss)
Outdoor & Action Sports	$524,489	$22,918	$547,407
Jeanswear	121,218	(1,791)	119,427
Imagewear	22,377	(780)	21,597
Sportswear	17,488	-	17,488
Other	(737)	-	(737)

Total coalition profit	684,835	20,347	705,182

Impairment of goodwill	(104,651)	-	(104,651)
Corporate and other expenses	(96,567)	619	(95,948)
Interest, net	(22,537)	-	(22,537)

Income from continuing operations before income taxes	$461,080	$20,966	$482,046
Diluted earnings per share growth	(16%)	4%	(12%)

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Business Segment Information – Currency Neutral Basis (Unaudited) (In thousands)

	Nine Months Ended September 2017

	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Currency Neutral

Coalition revenues
Outdoor & Action Sports	$5,647,587	$8,263	$5,655,850
Jeanswear	1,945,950	5,642	1,951,592
Imagewear	423,859	(65)	423,794
Sportswear	352,848	-	352,848
Other	79,832	-	79,832

Total coalition revenues	$8,450,076	$13,840	$8,463,916

Coalition profit (loss)
Outdoor & Action Sports	$877,206	$53,068	$930,274
Jeanswear	323,994	(422)	323,572
Imagewear	72,349	(949)	71,400
Sportswear	27,764	-	27,764
Other	(3,225)	-	(3,225)

Total coalition profit	1,298,088	51,697	1,349,785

Impairment of goodwill	(104,651)	-	(104,651)
Corporate and other expenses	(252,044)	863	(251,181)
Interest, net	(63,332)	-	(63,332)

Income from continuing operations before income taxes	$878,061	$52,560	$930,621
Diluted earnings per share growth	(13%)	5%	(8%)

Currency Neutral Financial Information

VF is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars, and from entering foreign currency transactions. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present currency neutral financial information, which is a non-GAAP financial measure that excludes both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions. We use currency neutral information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation, and transaction gains and losses. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.

To calculate foreign currency translation on a currency neutral basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period). Similarly, transaction gains and losses on a currency neutral basis are calculated using exchange rates from the comparable period of the prior year.

These currency neutral performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The currency neutral information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Reconciliation of Select GAAP Measures to Non-GAAP Measures (Unaudited) (In thousands, except per share amounts)

Three Months Ended September 2017	As Reported under GAAP	Goodwill Impairment Charge (a)	Williamson-Dickie Transaction Related Expenses (b)	Adjusted

Operating income	$483,949	$104,651	$4,890	$593,490

Tax expense	74,316	6,133	1,555	82,004

Income from continuing operations	386,764	98,518	3,335	488,617

Diluted earnings per share from continuing operations (c)	0.97	0.25	0.01	1.23

Nine Months Ended September 2017	As Reported under GAAP	Goodwill Impairment Charge (a)	Williamson-Dickie Transaction Related Expenses (b)	Adjusted

Operating income	$943,445	$104,651	$4,890	$1,052,986

Tax expense	161,753	6,133	1,555	169,441

Income from continuing operations	716,308	98,518	3,335	818,161

Diluted earnings per share from continuing operations (c)	1.77	0.24	0.01	2.02

(a) VF recognized goodwill impairment charges of $104.7 million related to the Nautica® reporting unit for the three and nine months ended September 2017. The tax expense adjustment of $6.1 million represents the impact of non-deductible goodwill impairment on the interim tax rate calculation. Excluding the impairment charge, the tax rate for the quarter would have been 14.2%. The EPS impact was calculated using 397,384 and 404,619 weighted average common shares for the three and nine months ended September 2017, respectively.

(b) VF recognized $4.9 million of transaction and deal related expenses associated with the acquisition of Williamson-Dickie during the three and nine months ended September 2017. The EPS impact was calculated using 397,384 and 404,619 weighted average common shares for the three and nine months ended September 2017, respectively.

(c) Amounts shown in the table have been calculated using unrounded numbers.

Non-GAAP Financial Information

The financial information above has been presented on a GAAP basis and on an adjusted basis which excludes the impact of impairment charges for goodwill and transaction and deal related expenses associated with the acquisition of Williamson-Dickie. These adjusted presentations are non-GAAP measures. Management believes these measures provide investors with useful supplemental information regarding VF's underlying business trends and the performance of VF's ongoing operations and are useful for period-over-period comparisons of such operations.

Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP financial measures are useful in evaluating the business, this information should be considered as supplemental in nature and should be viewed in addition to, and not in lieu of or superior to, VF's operating performance measures calculated in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as similarly titled measures presented by other companies.

VF CORPORATION Supplemental Financial Information Top 5 Brand Revenue Information (Unaudited)

	Three Months Ended September 2017				Nine Months Ended September 2017

	Americas	EMEA	APAC	Global	Americas	EMEA	APAC	Global
Top 5 Brand Revenue Growth

Vans®
% change	23%	42%	23%	28%	12%	15%	23%	14%
% change currency neutral*	22%	39%	23%	26%	12%	16%	25%	15%

The North Face®
% change	(9%)	18%	5%	(2%)	(4%)	18%	0%	2%
% change currency neutral*	(10%)	17%	4%	(3%)	(4%)	19%	2%	2%

Timberland®
% change	(6%)	6%	(5%)	(1%)	(5%)	3%	(4%)	(2%)
% change currency neutral*	(7%)	3%	(5%)	(2%)	(5%)	3%	(4%)	(2%)

Wrangler®
% change	6%	2%	(7%)	5%	(2%)	1%	(6%)	(2%)
% change currency neutral*	6%	(2%)	(10%)	4%	(2%)	0%	(9%)	(2%)

Lee®
% change	(14%)	12%	(3%)	(7%)	(12%)	3%	(3%)	(8%)
% change currency neutral*	(14%)	7%	(4%)	(8%)	(12%)	3%	(1%)	(7%)

*Refer to currency neutral definition on previous pages.

VF CORPORATION Supplemental Financial Information Geographic and Channel Revenue Information (Unaudited)

	Three Months Ended September 2017		Nine Months Ended September 2017

	% Change	% Change Currency Neutral*	% Change	% Change Currency Neutral*
Geographic Revenue Growth

U.S.	0%	0%	(1%)	(1%)

EMEA	18%	14%	9%	9%
APAC	5%	4%	5%	6%
China	9%	9%	9%	12%
Americas (non-U.S.)	8%	5%	6%	6%
International	13%	10%	7%	8%

	Three Months Ended September 2017		Nine Months Ended September 2017

	% Change	% Change Currency Neutral*	% Change	% Change Currency Neutral*
Channel Revenue Growth

Wholesale	1%	0%	(2%)	(2%)
Direct-to-Consumer	18%	17%	13%	13%

	As of September
	2017	2016
DTC Store Count

Total	1,508	1,475

*Refer to currency neutral definition on previous pages.

CONTACT:
VF Corporation
Joe Alkire, 336-424-7711
VP, Investor Relations and
Financial Planning & Analysis
or
Craig Hodges, 336-424-5636
Senior Director, Corporate Communications